COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS MASSACHUSETTS INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:


            LEHMAN BROTHERS
                10-YEAR             DREYFUS MASSACHUSETTS
 PERIOD        MUNICIPAL                INTERMEDIATE
             BOND INDEX *            MUNICIPAL BOND FUND

6/26/92                 10,000                         10,000
3/31/93                 10,898                         10,885
3/31/94                 11,205                         11,231
3/31/95                 12,048                         11,706
3/31/96                 13,116                         12,551
3/31/97                 13,800                         13,051
3/31/98                 15,233                         14,177
3/31/99                 16,188                         14,922

* Source: Lehman Brothers